Exhibit 99

          Daniel A. Baker, NVE Corporation, interviewed by Susie Jones
                         KCCO (AM 950), Minneapolis
                   Friday, June 20, 2003; 5:43 to 5:53 p.m.


Statements used in this interview that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties related to adoption of MRAM, uncertainties relating to the rate of adoption of our intellectual property, uncertainties relating to the awarding of future government contracts, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-KSB and other periodic reports filed with the SEC.


Jones: We are happy to have with us today Dan Baker, who is president and CEO of NVE Corporation. We've spoken with him before, maybe more than a year ago, Dan? And now we have some more exciting things to talk about.

Baker: Yes, that's right, Susie, and thanks for having me back on.


Jones: Well, a friend of mine was talking with me about your company, and about the stock price. And how we have seen the stock price of your company go up considerably recently, with some news around some new technology. So maybe just give us the news, and what it's all about.

Baker: OK. The news I think that coincided with the strength in the stock price was an admission by the IBM-Infineon MRAM partnership that they were well behind their original schedule, and that puts them at least two years behind our licensees. We license our technology to several companies including Cypress and Motorola, and it looks like our licensees have a shot at the world's first production MRAMs--a device called an MRAM.


Jones: OK, now, you and I also talked about this before--yesterday--talking about the interview today. MRAM, and what it is in as simple terms as you can make it.

Baker: Well, "MRAM" stands for Magnetic Random Access Memory, and it uses magnetism caused by the spin of electrons to store data. So, because it's magnetic, it's like a hard disk--MRAM data can be permanent, and the data remains even when power is removed. But unlike a hard disk, it's only the size of a memory chip and it has no moving parts. So it has the promise of opening up a whole family of new applications.


Jones: What are the benefits of it, Dan?

Baker: Well, the benefits are that the data stays put when the power's removed, and it's smaller and faster than conventional memories.

So on a computer, for example, if you turn off the power the data goes away. And when you turn on the computer, it has to load the programs and the data from the hard disk into the high-speed memory. And MRAM combines the speed of semiconductor memory with the non-volatility or persistence of a hard disk. So the data storage is permanent, but it can be fast enough to run a computer.


Jones: Dan Baker is our guest, he is president and CEO of NVE Corporation. "NVE" stands for nonvolatile... what does it stand for?

Baker: Right. NVE stands for "nonvolatile electronics," which refers to MRAM. Nonvolatile means that the data stays put when the power is off.


Jones: OK, very good. Dan tell us about, if you have any sense about it, obviously, of the potential here--the earnings potential--of such an accomplishment if you can get to MRAM before the pack.

Baker: The potential is truly to revolutionize the electronics industry, and some have estimated that MRAM could eventually replace semiconductor memories-- that's a 40 to 50 billion-dollar market. So there's huge potential.

We have a partnership with Cypress, and that allows us access to their factory--their world-class memory factory right here in the Twin Cities, in Bloomington.


Jones: OK. Now just, again, to explain the technology a little bit. When you turn your computer on now it takes a while for it to come up. Would this not need that? Would it come up right away with this kind of technology?

Baker: Exactly. It would be instant-on, because you wouldn't have to wait for the data to come off your permanent storage (your hard disk) and go into your high-speed memory (what's called the DRAM) in a conventional computer. So it would come on instantly, it would use less power, it wouldn't have the size and the weight and the battery consumption that hard disks need, and it wouldn't crash, because there's no hard disk to crash.


Jones: Right, exactly. Dan Baker our guest, NVE Corporation, on Minnesota Business Focus this hour on KCCO. We're talking about this new technology:
MRAM. And you also compared it for me, Dan, to the difference between an electric range at home and a microwave. That was another good illustration of the difference of the two in technology.

Baker: Yes, exactly; MRAM is analogous to a microwave oven in the sense that a microwave oven uses a magnetron, which is a simple magnetic electron-spin based device, and it starts up almost instantly.

On the other hand, charge-based electronics tend to be slow, like an electric oven. An electric oven has a bulk heating element; it has an inherent "warm-up" time as we all know, and it takes time for the element to warm up and for the photons to get going, and you don't have that with MRAM. In the same way, MRAM is faster and more efficient than conventional electronics.

Jones: Dan, why would companies like IBM and Infineon come out and say they're two years away. Doesn't it hurt them to share any of that information, and how did that come out?

Baker: Well, it came out in some interviews and was picked up in the trade press. I think the reason is it that it was becoming more and more obvious that they weren't going to meet their goals, and I think they felt an obligation to update the industry and the public about that.


Jones: But your pretty clear, or sure, or hope you're sure that you are going to get MRAM before two years?

Baker: Well our partners Cypress and Motorola have both announced that they expect to have devices this calendar year. Cypress expects to be in production by the end of the year. Motorola plans to have samples this year and production sometime in 2004. So if they're successful, they've got a shot at having the world's first MRAM.


Jones: What's it like--doing business in a partnership situation like that with Cypress and Motorola?

Baker: They've both been great partnerships. They're very good companies. Cypress is one of the smartest companies in the industry. It's also very convenient because their factory is right here in the Twin Cities, and our people have worked together very well. Cypress also made an investment--a little bit over six million dollars. They have a seat on our board of directors, and they've been a great partner and a great company to work with.


Jones: Dan Baker is our guest, NVE Corporation, on Minnesota Business Focus this hour on KCCO. Give us a little bit of the history of the company and when it was founded, what it started out as, and what it's become?

Baker: Sure. NVE was founded in 1989. Our founder, Dr. Jim Daughton, left Honeywell to form the company. He's one of the world's leading experts on MRAM and spintronics. The name NVE stands for "nonvolatile electronics," which refers to MRAM. We have historically relied on government contracts and we still get great interest in our technology from the U.S. Government. As we described the advantages you can imagine why: people don't like battlefield computers that take time to boot up.

We've introduced commercial products in the past couple of years--spintronics products--so we consider ourselves leaders in practical spintronics, and those products have been growing rapidly.


Jones: What proportion of your business now is the commercial side versus the government side?

Baker: Well, it's been running about a third and we see it continuing to grow. Our commercial product sales increased 57% for the year in the fiscal year that just ended March 31.

Jones: What are some of those commercial products?

Baker: We make two types of commercial products: one is a spintronics coupler, which is a device which transmits data at very high speed using spintronics, and the the other is a spintronic or magnetic sensor which acquires information very precisely and very accurately, and those are used in robotics and industrial control.


Jones: And when you say "spintronic," you're talking about magnetism, right?

Baker: Yes, exactly. Spintronics is magnetism on an atomic level. The spin of electron causes magnetism. The more technical term is spintronics, but we also refer to it as magnetic or magnetically-based.


Jones: So, how many people work for you out there?

Baker: We have 65 employees out here in Eden Prairie.


Jones: Sixty-five very smart employees?

Baker: Well, yes, we're fortunate. We have some of the best and brightest in this industry, and it really is an extraordinary group.


Jones: And you're a public company, right?

Baker: We are. We just became NASDAQ listed in January. Our symbol is NVEC.


Jones: Did you look at the price today?

Baker: I didn't.


Jones: I didn't either, I was hoping you did...

Baker: Oh, OK. Well someone can probably find it, but it's been pretty strong the past few weeks as you pointed out.


Jones: Very good sir. Well, we appreciate your spending a bit of time with us today, it's a pleasure, and we'll follow you and watch this thing progress then.

Baker: Well thank-you, Susie. Thanks for having me on.


Jones: And have a wonderful weekend.

Baker: You too.


Jones: All right, 'bye Dan. Dan Baker, the president and CEO of NVE Corporation on KCCO, AM nine-five-oh, Twin Cities business radio.